Exhibit 5.1

June 2, 2022

First Busey Corporation

100 W. University Ave.

Champaign, Illinois 61820

Re:	$100,000,000 5.000% Fixed-to-Floating Rate Subordinated Notes due 2032

Dear Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-249028 (the “Registration Statement”), filed by First Busey Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on September 24, 2020, pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing $100,000,000 aggregate principal amount of the Company’s 5.000% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Securities”). The Securities are being issued under an Indenture dated as of May 25, 2017, as amended and supplemented by the Fourth Supplemental Indenture dated as of June 2, 2022 (as so amended and supplemented, the “Indenture”), each between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S Bank National Association), as trustee (the “Trustee”). The Securities are to be sold by the Company pursuant to an underwriting agreement dated as of May 25, 2022 (the “Underwriting Agreement”), between the Company, Busey Bank and Piper Sandler & Co. and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have made such legal and factual investigations as we deemed necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Registration Statement; (b) the Indenture; (c) the Underwriting Agreement; (d) the Securities in global form; and (e) the resolutions adopted by the board of directors of the Company and the pricing committee of the board of directors relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Securities by the Company. In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of the Company.

Armstrong Teasdale LLP │ 3770 Howard Hughes Parkway, Suite 200, Las Vegas, NV 89169 T 702.678.5070 F 702.878.9995 ArmstrongTeasdale.com

First Busey Corporation
June 2, 2022

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the Securities will constitute legal, valid and binding obligations of the Company when the Securities are duly executed by a duly authorized officer of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchaser thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

Our opinion set forth above is subject to the following exceptions: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and we express no opinion as to waivers of broadly or vaguely stated rights.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of Nevada. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. We assume no obligation to update this opinion letter after the date hereof or otherwise advise you with respect to any facts or circumstances or changes in law that may occur or come to our attention after such date (even though the change may affect the legal conclusions stated in this opinion letter).

We hereby consent to the reference to our firm in the Registration Statement and the Prospectus under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated the date hereof, which exhibit will be incorporated by reference into the Registration Statement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

Armstrong Teasdale LLP

ARMSTRONG TEASDALE LLP